Exhibit 10.4

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), is entered into as of the Grant Date (as defined below), by and between Grantee (as defined below) and Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company maintains the Bonanza Creek Energy, Inc. 2011 Long Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and Grantee has been selected by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) to receive a Restricted Stock Award (the “Award”) under the Plan as set forth in this Agreement;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.  Definitions.  The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                     “Covered Shares” means shares of the Company’s Common Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.  The number of “Covered Shares” granted to you under this Agreement is the number of shares of the Company’s Common Stock specified in correspondence that you received from the Company on or about November 10, 2014.

(b)                     “Designated Beneficiary” means the beneficiary or beneficiaries designated by Grantee in a writing filed with the Company in the form attached hereto as Exhibit A.

(c)                      “Grantee” means you, a former employee of the Company specified in the correspondence that you received from the Company on or about November 10, 2014.

(d)                     “Grant Date” means November 10, 2014.

(e)                      “Installment” means a portion of Covered Shares.

Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

2.  Award.  Grantee is hereby granted the number of Covered Shares set forth in paragraph 1.

3.  Delivery of Covered Shares.  Covered Shares shall be registered in book entry form with the Company’s transfer agent.  During the applicable Restricted Period, Covered Shares may carry the following legend or any other legend the Board or the Committee (if so authorized) deems applicable:

“THESE SECURITIES ARE SUBJECT TO THE VESTING RESTRICTIONS AND OTHER PROVISIONS OF THE BONANZA CREEK ENERGY, INC. 2011 LONG TERM INCENTIVE PLAN AND THE RESTRICTED STOCK AGREEMENT BETWEEN BONANZA CREEK ENERGY, INC. AND THE HOLDER OF THESE SECURITIES.”

4.  Restricted Period.  The “Restricted Period” for each Installment of Covered Shares shall begin on the Grant Date and end on the date scheduled below applicable to such Installment:

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
One third of the Covered Shares	November 15, 2015

One third of the Covered Shares	November 15, 2016

One third of the Covered Shares	November 15, 2017

Covered Shares may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the expiration of the Restricted Period applicable to such Installment of Covered Shares.

5.  Transfer and Forfeiture of Shares.  At the end of the Restricted Period that is applicable for any Installment of the Covered Shares, Grantee shall become vested in those Covered Shares, and such Installment shall be transferred to Grantee free of all restrictions otherwise imposed by this Agreement.

Notwithstanding the foregoing, in the event of a Change in Control, any Installment of Covered Shares for which the Restricted Period has not expired as of such Change in Control shall become vested as of the date of such Change in Control and such Installment shall be transferred to Grantee free of all restrictions otherwise imposed by this Agreement.

6.  Withholding.  The grant and vesting of shares of Stock under this Agreement are subject to withholding of all applicable taxes.  At the election of Grantee, and subject to such rules and limitations as may be established by the Board from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock (a) which Grantee already owns, or (b) to which Grantee is otherwise entitled under the Plan; provided, however, that shares described in this clause (b) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

7.  Dividends.  Grantee shall not be prevented from receiving dividends and distributions paid on the Covered Shares merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of Grantee with respect to record dates for such dividends or distributions for any Covered Shares occurring on or after the date, if any, on which Grantee has forfeited those shares.

8.  Voting.  Grantee shall not be prevented from voting the Covered Shares merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however, that Grantee shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which Grantee has forfeited those shares.

9.  Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of Grantee or benefits distributable to Grantee under this Agreement have not been exercised or distributed, respectively, at the time of Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  If a deceased Grantee fails to designate a beneficiary, or if the Designated Beneficiary does not survive Grantee, any rights that would have been exercisable by Grantee and any benefits distributable to Grantee shall be exercised by or distributed to the legal representative of the estate of Grantee.  If a deceased Grantee designates a beneficiary and the Designated Beneficiary survives Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.  Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Board, and the Board shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Board and any decision made by it with respect to the Agreement is final and binding on all persons.

11.  Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board from time to time pursuant to the Plan.

12.  Fractional Shares.  In lieu of issuing a fraction of a share of Stock resulting from an adjustment of the Award pursuant to Section 17.4 of the Plan or otherwise, the Company will be entitled to pay to Grantee an amount equal to the fair market value of such fractional share.

13.  Not An Employment Contract.  The Award will not confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s Service at any time.

14.  Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15.  Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of Grantee and the Company without the consent of any other person.

16.  Section 83(b) Election.  With the prior consent of the President, Chief Executive Officer, Chief Financial Officer or General Counsel of the Company, Grantee may, within 30 days of the Grant Date, file an election under section 83(b) of the Code with the Internal Revenue Service with respect to the Covered Shares (a “Section 83(b) Election”).  Within five business days of filing a Section 83(b) Election, Grantee shall provide a copy of such completed election form to the Company at the following address: 410 17th Street, Suite 1400, Denver, CO 80202, Attention: General Counsel.  Grantee acknowledges that any Section 83(b) Election is Grantee’s sole responsibility, and additionally acknowledges that the Company has hereby advised Grantee to consult with a financial or tax advisor of Grantee’s own choosing with regard to the federal and state tax considerations resulting from the Award and/or the effect of filing a Section 83(b) Election.  The Company is unable to give Grantee any advice or counseling with respect to federal and state tax matters.

17.  Electronic Acceptance.  By logging into and accepting this Agreement through Grantee’s Solium Capital account, Grantee understands, represents, acknowledges and agrees to be bound by this Agreement as if Grantee had manually signed this Agreement.